SHP ETF Trust N-1A/A

Exhibit 99.28 (p)(3)

KNIGHTS OF COLUMBUS ASSET ADVISORS LLC COMPLIANCE MANUAL SEPTEMBER 2020

SECTION 6        CODE OF ETHICS

A.       STATEMENT OF POLICY

The Adviser has adopted a Code of Ethics (“COE”) that the Adviser believes is reasonably designed to detect and prevent violations of the regulations and internal guidelines established by the Adviser.

All Associated Persons are subject to this COE.

B.       RESPONSIBILITY FOR IMPLEMENTING THIS POLICY

The CCO, or designee, is responsible for implementing, updating and monitoring the Adviser’s COE, and for obtaining the required employee acknowledgments, holdings reports and transaction reports, disseminating copies of and educating employees.

The Adviser is responsible for maintaining, as part of the Adviser’s books and records, a copy of the COE and amendments thereto, lists of access persons, acknowledgements, holdings and transaction reports, and documentation relating to review of transactions and violations, in accordance with applicable record keeping requirements.

C.       PROCEDURES TO IMPLEMENT THIS POLICY

The key elements of the procedures for implementing the COE are summarized below.

Applicability and Scope of the COE Policy

The COE applies to all persons identified in the COE. All persons identified in the COE should be aware that there may be sanctions up to and including termination for violations of the COE.

Administration of the COE

The Adviser should implement, monitor, and update the COE, as appropriate, including:

1.	Providing a copy of the COE, and all amendments, to all persons subject to the COE.
2.	Maintaining a list of all access persons subject to the COE.
3.	Ensuring that each person subject to the COE executes an Acknowledgment of the COE indicating his or her understanding of specific policies and procedures.
4.	Ensuring that each person subject to the COE submits the required initial and annual holdings reports.
5.

Confirm that each person subject to the COE submits a quarterly transactions report and personal broker statements no later than 30 days after the end of each quarter, unless good cause exists for not doing so (such as, the Associated Person has not received required statements from its service provider). The Adviser will monitor the personal trading activities of each person subject to the COE by: (i) communicating to each person the requirements for timely submission (within 30 days of quarter end) at the end of each quarter; (ii) monitoring the submissions of each person; and (iii) throughout the month following each quarter, communicating regularly with persons who have not submitted the required reports to ensure all submissions are received promptly

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KNIGHTS OF COLUMBUS ASSET ADVISORS LLC COMPLIANCE MANUAL SEPTEMBER 2020

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6.

Reviewing holdings reports and quarterly transaction reports on a periodic basis. The CCO or designee will initial and date the relevant report or perform a representative action in the case of electronic submissions to evidence the review.

Client Disclosure

If required, the Adviser will give Clients disclosure of a summary of its COE in Form ADV Part 2A. In addition, in the event of a material change to the COE, Form ADV Part 2A should be promptly amended. See the Registration and Licensing Section of this Manual for guidance on the process for amending Form ADV.

Maintaining Records

The Adviser should maintain the following records:

●	A copy of the COE and all amendments
●	Copies of all lists of access persons
●	Employee Acknowledgments
●	Employee Initial and Annual Holdings Reports
●	Employee Quarterly Transaction Reports
●	Annual summary of compliance with the COE
●	Documentation relating to the review of holdings reports, quarterly transaction reports, preclearance requests and violations

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